Exhibit 5.1

Wilson Sonsini Goodrich & Rosati
Professional Corporation 12235 El Camino Real
San Diego, California 92130-3002
O: 858.350.2300
F: 858.350.2399

October 21, 2021

Ventyx Biosciences, Inc.

662 Encinitas Blvd, Suite 250

Encinitas, CA 92024

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Ventyx Biosciences, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 11,100,561 shares of your common stock, par value $0.0001 per share (the “Shares”), consisting of: (i) 5,612,000 shares of common stock to be issued under the 2021 Equity Incentive Plan (the “2021 Plan”); (iii) 510,000 shares of common stock to be issued under the 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and (iv) 4,978,561 shares of common stock which are subject to currently outstanding awards under the 2019 Equity Incentive Plan, as amended (the “2019 Plan,” and together with the 2021 Plan and the 2021 ESPP, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

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October 21, 2021

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI Professional Corporation